Exhibit 99.1

Muscle Maker, Inc. Added to Russell Microcap® Index

DATELINE — Fort Worth, Texas, June 26, 2023 (ACCESSWIRE) — Muscle Maker, Inc. (Nasdaq: GRIL), (the “Company” or “MMI”), is proud to announce its addition to the Russell Microcap® Index, effective after the US market opens on June 26, 2023. The Company believes the addition to the Russell Microcap® index reflects the progress and strategic advancements made by the Company as it continues its planned transformation into the global food supply chain. This recognition comes on the heels of MMI’s financial performance, highlighted by an over 7000% year-over-year top line revenue growth in the first quarter of 2023 versus the first quarter of 2022.

During the past 12 months, MMI’s share price appreciated approximately 300%, outpacing the popular technology-laden NASDAQ Composite, which saw an increase of approximately 16% during this same time period.

“We believe that our inclusion in the prestigious Russell Microcap® Index is a testament to the progress MMI has made on its strategic path,” stated MMI’s Chief Executive Officer, Michael Roper. “The incorporation of our Sadot subsidiary, which has yielded a net income of $9.9 million since its inception in November 2022 through May 31, 2023, showcases, we believe, our steadfast commitment to the growth of our agri-commodity enterprise. This accomplishment serves as a compelling testament to the heightened emphasis we place on expanding our agri-commodity business, underscoring our continuous dedication to enhancing shareholder value.”

Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings, and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $12.1 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

The preliminary, unaudited financial results included in this press release are based on information available as of May 31, 2023, and management’s initial review of operations and financial results as of such date. They remain subject to change based on the completion of the Company’s customary quarterly financial closing and review procedures and are forward-looking statements. The Company assumes no obligation to update these statements, except as may be required by law. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in the Company’s annual and quarterly filings with the Securities and Exchange Commission. Further, the Company’s independent auditor has not reviewed or performed any procedures on the preliminary, unaudited financial results.

About Muscle Maker, Inc. (“MMI”)

MMI is an emerging player in the global food supply chain sector. MMI and its agri-foods subsidiary, Sadot LLC, connect producers and consumers across the globe, delivering agri-commodities from producing geographies such as the Americas, Africa, and the Black Sea to consumer markets in Southeast Asia, China, and the Middle East/North Africa (MENA) region.

MMI and Sadot currently operate within two verticals of the global food supply chain including 1) global agri-commodity sourcing and trading operations for food/feed products such as soybean meal, wheat, and corn and 2) food service operations with more than 50 restaurants across the U.S

MMI and Sadot continue to grow in size, diversity of operations, as well as in human and financial capital, but the principles that guided the Company remain the same – sourcing and providing healthier foods. The Company is headquartered in Ft. Worth, Texas with offices and operations in the U.S., Dubai, Israel, Singapore, Ukraine, and Zambia. For more information, please visit www.musclemakerinc.com.

About FTSE Russell:

FTSE Russell is a global index leader that provides innovative benchmarking, analytics, and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $20.1 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products, and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Relations:

Frank Pogubila

SVP

Integrous Communications

W - 951.946.5288

E - IR@musclemakergrill.com